Exhibit 99.1
HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL: HAMP.PK
CONTACT:	Berns Communications Group, LLC Jessica Liddell / Melissa Jaffin (212) 994-4660
HAMPSHIRE ANNOUNCES NEW $50 MILLION CREDIT FACILITY
New York, NY, October 29, 2010... Hampshire Group, Limited (Pink Sheets: HAMP.PK) today announced that it has entered into a new four-year, $50 million asset based revolving credit facility with Wells Fargo Capital Finance, LLC. This facility replaces the Company’s previous $48 million asset based revolving credit facility that was scheduled to expire in June 2011.
The Company expects that the new facility will provide the Company with greater flexibility in the operation of its business. The overall fee structure and interest rates under the new facility are at rates comparable to or below the previous credit facility, such that the Company expects to recognize ongoing savings. In addition, the Company will pay customary execution fees.
Borrowings under the new facility will be used for general corporate purposes. In addition to customary non-financial covenants included in the new facility, the only financial covenant is a fixed charge coverage ratio applicable only when and if the Company does not meet minimum liquidity requirements, which adjust based on the seasonality of the Company’s business.
Heath L. Golden, President and Chief Executive Officer of Hampshire Group, stated, “In light of the current challenges faced by many companies seeking to access the credit markets, we believe this refinancing reflects the strength of the Company’s balance sheet, the impact of the restructuring plan put in place during 2009 and the marketing initiatives that have been implemented. We believe this facility positions us well for the future and are very pleased with the strong level of support and confidence from Wells Fargo.”
About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, Designers Originals®, Mercer Street Studio®, Requirements®, RQT®, and Scott James™. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear and Alexander Julian Colours® for men’s tops.
Cautionary Disclosure Regarding Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company’s current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company’s business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: economic cycles that affect consumer spending; lack of an established public trading market for the Company’s common stock; decreases in business from or the loss of any of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss or inability to renew certain licenses; the ability to anticipate consumer trends; use of foreign suppliers to manufacture our products and the increase of related costs; failure of our vendors to use acceptable ethical business practices; failure to deliver quality products in a timely manner; potential problems with our distribution system; labor disruptions; failure, inadequacy, interruption or security lapse in information technology; failure to successfully compete; challenges integrating businesses we have acquired or may acquire; unanticipated results from the resolution of tax matters; loss of certain key personnel; the stockholders’ rights plan; and global, political and economic conditions.
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